Exhibit 107.1
Calculation of Filing Fee Table
(1)
424(b)(2)
(Form Type)
PG&E Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	7.375% Fixed-to- Fixed Reset Rate Junior Subordinated Notes due 2055	457(r)	$1,000,000,000	100.000%	$1,000,000,000	0.00014760	$147,600

	Total Offering Amount					$1,000,000,000

	Net Fee Due							$147,600
Offering Note

(1)
This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement
No. 333-277286.
The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.